Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE
MGM MIRAGE ANNOUNCES NON-CASH CHARGES RELATING
TO ITS INVESTMENT IN CITYCENTER
Company Also Sets Earnings Release for November 5, 2009
Las Vegas, Nevada — October 20, 2009 — MGM MIRAGE (NYSE: MGM) announced today that it expects to record a pre-tax non-cash impairment charge of approximately $955 million related to its investment in CityCenter; such charge will be reflected in the Company’s statement of operations for the third quarter. In addition, CityCenter, the Company’s 50/50 joint venture with Infinity World Development Corp, is expected to recognize a $348 million non-cash impairment charge related to its residential real estate under development. MGM MIRAGE will recognize 50% of such impairment charge, adjusted by certain basis differences, as a part of its income (loss) from unconsolidated affiliates for the third quarter of 2009. The net pre-tax impact of the CityCenter residential charge to the Company’s third quarter operating results is expected to be approximately $200 million.
MGM MIRAGE evaluates its joint venture investments for impairment whenever events or changes in circumstances indicate that the carrying value of its investment may have experienced an other-than-temporary decline in value. Based on revised operating forecasts developed by CityCenter late in the third quarter, MGM MIRAGE has now determined that the carrying value of the Company’s 50% investment is greater than its fair value and an impairment is indicated. The Company, based in part on consultations with third party valuation specialists, estimates the fair value of its 50% investment to be approximately $2.44 billion as of September 30, 2009.
CityCenter was required to review its residential inventory under development for impairment as of September 30, 2009, mainly due to CityCenter’s September 2009 decision to discount the prices of its residential inventory by 30%. This decision and related market conditions led to the conclusion that the carrying value of the residential inventory is not recoverable.
The Company also announced today that it will release the Company’s financial results for the third quarter ended September 30, 2009 prior to the market open on Thursday, November 5, 2009, followed by a conference call at 11:00 a.m. Eastern Standard Time. The conference call will include a brief discussion of third quarter results followed by a question and answer period. The call will be accessible via the Internet through www.mgmmirage.com and www.companyboardroom.com or by calling 1-800-526-8531 for Domestic callers and 1-706-758-3659 for International callers. The conference call access code is 35345375.
A replay of the call will be available through Wednesday, November 11, 2009. The replay may be accessed by dialing 1-800-642-1687 or 1-706-645-9291. The replay access code is 35345375. The call will also be archived at www.mgmmirage.com and at www.companyboardroom.com.
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MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626

MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected companies with significant holdings in gaming, hospitality and entertainment, owns and operates 16 properties located in Nevada, Mississippi and Michigan, and has 50% investments in four other properties in Nevada, New Jersey, Illinois and Macau. CityCenter, an unprecedented urban metropolis on the Las Vegas Strip scheduled to open in late 2009, is a joint venture between MGM MIRAGE and Infinity World Development Corp, a subsidiary of Dubai World. MGM MIRAGE Hospitality has entered into management agreements for future casino and non-casino resorts throughout the world. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE has received numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the Company’s Web site at http://www.mgmmirage.com.
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

Contacts:
Investment Community	News Media
DAN D’ARRIGO	ALAN M. FELDMAN
Executive Vice President &	Senior Vice President
Chief Financial Officer	Public Affairs
(702) 693-8895	(702) 650-6947
MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626

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